Exhibit 10.2

Execution Version

Loan Number / CUSIP Number: 1011463 / 42220UAE9

AMENDED AND RESTATED TERM LOAN AGREEMENT
Dated as of May 31, 2019
by and among
HEALTHCARE REALTY TRUST INCORPORATED,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 9.07,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,
and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents

BANK OF MONTREAL, FIFTH THIRD BANK and BRANCH BANKING AND TRUST COMPANY as Documentation Agents for the Tranche A Term Loan Facility	BANK OF MONTREAL and FIFTH THIRD BANK as Documentation Agents for the Tranche B Term Loan Facility

WELLS FARGO SECURITIES, LLC
PNC CAPITAL MARKETS LLC,
and
U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Book Runners

Exhibit 10.2

-ii-

Exhibit 10.2

TABLE OF CONTENTS
Article and Section    Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
1.01    Defined Terms.    1
1.02    Interpretive Provisions.    25
1.03    Accounting Terms.    26
1.04    Rounding.    26
1.05    References to Agreements and Laws.    26
1.06    Times of Day.    27
1.08    Divisions.    27
ARTICLE II COMMITMENTS AND LOANS    27
2.01    Commitments.    27
2.02    Borrowings, Conversions and Continuations.    28
2.03    [Intentionally Omitted].    29
2.04    [Intentionally Omitted].    29
2.05    Repayment of Loans.    29
2.06    Prepayments.    29
2.07    Termination of Commitments.    30
2.08    Interest.    30
2.09    Fees.    31
2.10    Computation of Interest and Fees.    32
2.11    Payments Generally; Administrative Agent’s Clawback.    32
2.12    Sharing of Payments.    34
2.13    Evidence of Debt.    34
2.14    Defaulting Lenders.    35
2.15    [Intentionally Omitted].    36
2.16    Additional Loans.    36
2.17    Pro Rata Treatment.    37
2.18    Reallocations on Closing Date.    38
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    38
3.01    Taxes.    38
3.02    Illegality.    42
3.03    Inability to Determine Rates; Alternative Rate of Interest.    43
3.04    Increased Cost; Capital Adequacy.    44
3.05    Compensation for Losses.    45
3.06    Mitigation Obligations; Replacement of Lenders.    46
3.07    Treatment of Affected Loans.    47
3.08    Survival Losses.    47
ARTICLE IV    47
CONDITIONS PRECEDENT TO LOANS    47
4.01    Conditions to Initial Borrowing.    47
4.02    Conditions to Loans, Continuations and Conversions.    49
ARTICLE V    50
REPRESENTATIONS AND WARRANTIES    50
5.01    Corporate Existence and Power.    50

-i-

Exhibit 10.2

5.02    Corporate and Governmental Authorization; No Contravention.    50
5.03    Binding Effect.    51
5.04    Litigation.    51
5.05    Compliance with ERISA.    51
5.06    Environmental Matters.    51
5.07    Material Subsidiaries and Specified Affiliates.    53
5.08    Not an Investment Company.    53
5.09    Margin Stock.    53
5.10    Compliance with Laws.    53
5.11    Absence of Liens.    53
5.12    Indebtedness.    53
5.13    Contingent Liabilities.    54
5.14    Investments.    54
5.15    Solvency.    54
5.16    Taxes.    54
5.17    REIT Status.    54
5.18    Specified Affiliates.    54
5.19    Financial Condition.    54
5.20    No Material Adverse Effect.    55
5.21    Accuracy and Completeness of Information.    55
5.22    Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws.    55
ARTICLE VI COVENANTS    56
6.01    Information.    56
6.02    Payment of Obligations.    59
6.03    Maintenance of Property; Insurance.    59
6.04    Conduct of Business and Maintenance of Existence.    60
6.05    Compliance with Laws.    60
6.06    Inspection of Property, Books and Records.    60
6.07    Negative Pledge.    61
6.08    Consolidations, Mergers and Sales and Transfers of Assets.    62
6.09    Creation of Subsidiaries.    62
6.10    Incurrence and Existence of Debt.    62
6.11    Transactions with Affiliates.    63
6.12    Use of Proceeds.    64
6.13    Organization Documents.    64
6.14    Investments.    64
6.15    Repurchase, Retirement or Redemption of Capital Stock.    65
6.16    Financial Covenants.    65
6.17    Specified Affiliates.    66
6.18    REIT Status.    66
6.19    Leases.    66
6.20    Favorable Treatment.    66
6.21    Construction in Progress.    66
6.22    Limitation on Certain Agreements.    66
ARTICLE VII    67
EVENTS OF DEFAULT AND REMEDIES    67
7.01    Events of Default.    67
7.02    Application of Funds.    69
ARTICLE VIII ADMINISTRATIVE AGENT    70

-ii-

Exhibit 10.2

8.01    Appointment and Authorization.    70
8.02    Wells Fargo as Lender.    71
8.03    Approvals of Lenders.    71
8.04    Notice of Events of Default.    71
8.05    Administrative Agent’s Reliance.    71
8.06    Lender Credit Decision.    72
8.07    Successor Administrative Agent.    73
8.08    Titled Agents.    74
8.09    Indemnification of Administrative Agent.    74
ARTICLE IX MISCELLANEOUS    75
9.01    Amendments, Etc.    75
9.02    Notices and Other Communications.    77
9.03    No Waiver; Cumulative Remedies.    79
9.04    Attorney Costs, Expenses and Taxes.    79
9.05    Indemnification by the Borrower.    80
9.06    Payments Set Aside.    80
9.07    Successors and Assigns.    81
9.08    Confidentiality.    84
9.09    Set‑off.    85
9.10    Interest Rate Limitation.    86
9.11    Counterparts.    86
9.12    Integration; Effectiveness.    86
9.13    Survival of Representations and Warranties.    86
9.14    Severability.    87
9.15    [reserved].    87
9.16    GOVERNING LAW.    87
9.17    WAIVER OF RIGHT TO TRIAL BY JURY.    88
9.18    No Conflict.    88
9.19    USA PATRIOT Act Notice.    88
9.20    No Advisory or Fiduciary Responsibility.    88
9.21    Termination; Survival    89
9.22    Entire Agreement.    89
9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    89
9.24    Effect of Existing Credit Agreement.    90
9.25    Acknowledgement Regarding Any Supported QFCs.    90

SCHEDULES

2.01    Lenders and Commitments
5.04    Litigation
5.06    Environmental Matters
5.07    Material Subsidiaries and Specified Affiliates
5.10    Compliance with Laws
5.12    Indebtedness
5.13    Contingent Liabilities
5.14    Investments
9.02    Notice Addresses

-iii-

Exhibit 10.2

EXHIBITS

1.01        Form of Disbursement Instruction Agreement
2.02        Form of Loan Notice
2.13A        Form of Tranche A Term Loan Note
2.13B        Form of Tranche B Term Loan Note
3.01-1 – 3.01-4    Forms of U.S. Tax Compliance
6.01        Form of Compliance Certificate
6.20        Form of Guaranty
9.07        Form of Assignment and Assumption

-iv-

Exhibit 10.2

AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Credit Agreement”) dated as of May 31, 2019 by and among HEALTHCARE REALTY TRUST INCORPORATED, a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 9.07 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Administrative Agent, certain of the Lenders and other financial institutions have made available to the Borrower a term loan facility in the initial amount of $200,000,000 on the terms and conditions contained in that certain Term Loan Agreement dated as of February 27, 2014 (as at any time amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrower, the Lenders, the other financial institutions party thereto and the Administrative Agent; and

WHEREAS, the Lenders desire to (i) increase the existing term loan facility to an aggregate principal amount equal to $200,000,000 and (ii) make available to the Borrower an additional term loan facility in the aggregate principal amount equal to $150,000,000, in each case, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Additional Lender” means as provided in Section 2.16(b).

“Additional Tranche A Term Loan” means as provided in Section 2.01(a).

“Administrative Agent” means Wells Fargo as contractual representative of the Lenders, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

Exhibit 10.2

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Tranche A Committed Amount” means, as of any date, the Tranche A Term Facility Commitments of all Lenders.

“Aggregate Tranche B Committed Amount” means, as of any date, the Tranche B Term Facility Commitments of all Lenders.

“Agent‑Related Persons” means the Related Parties of the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Debt Rating for the applicable Class of Loans:

Pricing Level	Debt Ratings (or their equivalents)	Tranche A Eurodollar Rate Loans	Tranche A Base Rate Loans	Tranche B Eurodollar Rate Loans	Tranche B Base Rate Loans	Commitment Fee
1	A-/A3 or better	0.85%	0.85%	1.45%	1.45%	0.125%
2	BBB+/Baa1	0.90%	0.90%	1.50%	1.50%	0.150%
3	BBB/Baa2	1.00%	1.00%	1.60%	1.60%	0.200%
4	BBB-/Baa3	1.25%	1.25%	1.85%	1.85%	0.250%
5	BB+/Ba1 and below	1.65%	1.65%	2.40%	2.40%	0.300%

The Borrower will maintain a Debt Rating at all times with at least two (2) Ratings Services, and the Borrower may, at its option, obtain a third Debt Rating from another Ratings Service. The applicable Pricing Level will be determined by reference to the Debt Ratings; provided that:

(a)    if Debt Ratings are provided by two (2) Ratings Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then (A) if they are only one level apart, the applicable Pricing Level shall be determined by reference to the higher or better Debt Rating and

Exhibit 10.2

shall be set at the Pricing Level indicated thereby, and (B) if they are more than one level apart, the applicable Pricing Level shall be determined by reference to the lower (or worse) Debt Rating and shall be set at one Pricing Level above the Pricing Level that would be indicated by the lower Debt Rating (e.g., if the Debt Rating by one of the Rating Services is A- and the Debt Rating by another of the Rating Services is Baa3, the Applicable Percentage would be set at Pricing Level 3),

(b)    if Debt Ratings are provided by three (3) or more Ratings Services acceptable to the Administrative Agent and the Debt Ratings indicate different Pricing Levels, then the applicable Pricing Level shall be determined by reference to the lower of the two (2) highest (or best) Debt Ratings and shall be set at the Pricing Level indicated thereby, and

(c)    if a Debt Rating is not provided by at least two (2) Ratings Services, or if no Debt Rating is available, then the Applicable Percentage shall be Pricing Level 5.

The Applicable Percentage shall be determined and adjusted on the first Business Day following the date of any change in the Debt Rating. Adjustments in the Applicable Percentage shall be effective as to all Loans from the date of adjustment. Determinations by the Administrative Agent of the applicable Pricing Level shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

“Approved Bank” means as provided in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means WFS, PNCCM and U.S. Bank in their capacities as joint lead arrangers and joint book runners.

“Asset Sale” means any sale, lease or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by the Borrower or any of its Subsidiaries or Specified Affiliates subsequent to the date hereof of any asset (including stock), including without limitation any sale-leaseback transaction, whether or not involving a Capital Lease, but excluding (a) any sale, lease or other disposition in the ordinary course of business of real property which is the subject of mortgage liens permitted hereunder, (b) any sale, lease or other disposition of raw materials, supplies or other nonfixed assets in the ordinary course of business, (c) any sale, lease or other disposition of surplus, obsolete or worn out machinery, equipment, molds or other manufacturing equipment in the ordinary course of business to the extent that the aggregate book value of all of such assets sold, leased or otherwise disposed of in a fiscal year does not exceed $5,000,000, (d) any sale or other disposition in the ordinary course of business of readily marketable securities, (e) any disposition of cash not prohibited hereunder, and (f) the issuance of any shares of stock in any Specified Affiliate to any officer, director or employee of the Borrower.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 9.07.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

Exhibit 10.2

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the

Exhibit 10.2

administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent

Exhibit 10.2

that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with clauses (b)-(e) of Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to clauses (b)-(e) of Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Borrower” means as provided in the recitals hereto.

“Borrower Materials” means as provided in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Credit Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP, subject to Section 1.03 below.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender or (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the

Exhibit 10.2

repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“CERCLA” means as provided in Section 5.06.

“CERCLIS” means as provided in Section 5.06.

“Change in Law” means, with respect to any Lender, any change effective after the Closing Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of the Borrower, or (b) during any period of up to twelve (12) consecutive months, individuals who at the beginning of such twelve (12) month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Tranche A Term Facility Commitment or a Tranche B Term Facility Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Tranche A Term Loan or a Tranche B Term Loan and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect a particular Class of Loans or Commitments.

“Closing Date” means the date hereof.

“Commitment” means, as to any Lender, such Lender’s Tranche A Term Facility Commitment or such Lender’s Tranche B Term Facility Commitment, as the context may require.

Exhibit 10.2

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) the date which is nine months following the Closing Date and (b) with respect to any Class, the date on which the Commitments of such Class shall have been terminated as provided herein.

“Compliance Certificate” means as provided in Section 6.01(c).

“Confidential Information” means as provided in Section 9.08.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) net income attributable to common stockholders (or its equivalent) plus (b) to the extent deducted in determining net income attributable to common stockholders (or its equivalent), (i) Consolidated Interest Expense, (ii) the amount of income taxes (or minus the amount of tax benefits) and (iii) depreciation and amortization adjusted to exclude the effect (if any) of (c) extraordinary or nonrecurring items, including without limitation: gains and losses from the sale of operating properties; non-cash impairment charges; gains and losses on early extinguishment of Indebtedness; severance and other restructuring charges; and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) Consolidated Interest Expense plus (b) current scheduled principal payments of Funded Debt (including, for purposes hereof, current scheduled reductions in commitments, but excluding any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for the period of four (4) consecutive fiscal quarters beginning the day after the date of determination plus (c) dividends and distributions on preferred stock, if any, and redemptions and repurchases thereof, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

“Consolidated Group” means the Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under Securitization Transactions, but excluding the non-cash portion of interest expense attributable to Indebtedness convertible by its express terms into Capital Stock. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

“Consolidated Leverage Ratio” means the ratio of Consolidated Total Debt to Consolidated Total Capital.

“Consolidated Secured Debt” means the aggregate principal amount of all Indebtedness of the Consolidated Group secured by a Lien on any property owned or leased by them.

“Consolidated Secured Leverage Ratio” means the ratio of Consolidated Secured Debt to Consolidated Total Capital.

Exhibit 10.2

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date. For purposes of this Credit Agreement, Specified Affiliates of the Borrower shall be classified as Consolidated Subsidiaries.

“Consolidated Tangible Net Worth” means, for the Consolidated Group, (a) the sum of (i) stockholders’ equity on a consolidated basis plus (ii) accumulated depreciation determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, minus (b) all Intangible Assets (excluding intangible assets in accordance with FASB ASC 805).

“Consolidated Total Capital” means the sum of (a) Consolidated Tangible Net Worth plus (b) Consolidated Total Debt.

“Consolidated Total Debt” means all Indebtedness of the Consolidated Group determined on a consolidated basis.

“Consolidated Unencumbered EBITDA” means the portion of Consolidated EBITDA that is generated by Consolidated Unencumbered Realty.

“Consolidated Unencumbered Interest Expense” means the portion of Consolidated Interest Expense that is not attributable to Consolidated Secured Debt.

“Consolidated Unencumbered Leverage Ratio” means the ratio of Consolidated Unsecured Debt to Consolidated Unencumbered Realty.

“Consolidated Unencumbered Realty” means, for the Consolidated Group, the book value of all realty (prior to deduction for accumulated depreciation) minus the book value of real property (prior to deduction for accumulated depreciation) which is subject to mortgage Liens described in clause (c) of Section 6.07 or mortgage Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted hereunder secured by a mortgage Lien initially permitted under clause (c) of Section 6.07. To the extent that the aggregate amount of Consolidated Unencumbered Realty attributable to the following would exceed 15.0% of Consolidated Unencumbered Realty, such excess shall be excluded: (a) construction projects; (b) unimproved real estate; (c) realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary (other than realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary but for which the Borrower exclusively controls, directly or indirectly, the sale and financing of such realty); and (d) realty not located in the United States of America.

“Consolidated Unsecured Coverage Ratio” means the ratio of Consolidated Unencumbered EBITDA to Consolidated Unencumbered Interest Expense.

“Consolidated Unsecured Debt” means the portion of Consolidated Total Debt that is not Consolidated Secured Debt.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means as set forth in the introductory paragraph hereof.

Exhibit 10.2

“Credit Documents” means this Credit Agreement, the Notes, the Guaranties, if any, each Fee Letter and the Compliance Certificates.

“Credit Parties” means, collectively, the Borrower and the Guarantors, if any.

“Credit Percentage” means, at any time, (a) as to each Tranche A Term Facility Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Tranche A Facility Committed Amount and the denominator of which is the Aggregate Tranche A Committed Amount and (b) (a) as to each Tranche B Term Facility Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Tranche B Facility Committed Amount and the denominator of which is the Aggregate Tranche B Committed Amount. The initial Credit Percentages are set forth on Schedule 2.01.

“Debt Rating” means the rating by a Ratings Service for the Borrower’s senior unsecured (non-credit enhanced) long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.14(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of

Exhibit 10.2

America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” means (a) with respect to any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit 1.01 to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Documentation Agents” means Branch Banking and Trust Company, Bank of Montreal and Fifth Third Bank.

“Dollar” or “$” means the lawful currency of the United States.

“Early Opt-in Election” means the occurrence of:

(a)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in clauses (b)-(e) of Section 3.03, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and

(b)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Exhibit 10.2

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, subject to implementation of a Benchmark Replacement in accordance with clauses (b)-(e) of Section 3.03, with respect to any Eurodollar Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by ICE Benchmark Administration Limited, a United Kingdom Company, or a comparable or successor quoting service reasonably approved by the Administrative Agent, at approximately 11:00 a.m., (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the Eurodollar Reserve Percentage described in the preceding clause (ii) shall result in a change in the Eurodollar Rate on the date on which such change in such Eurodollar Reserve Percentage becomes effective. Notwithstanding the foregoing, (x) in no event shall the Eurodollar Rate (including, without limitation, any Benchmark Replacement with respect thereto) be less than zero and (y) unless otherwise specified in any amendment

Exhibit 10.2

to this Credit Agreement entered into in accordance with clauses (b)-(e) of Section 3.03, in the event that a Benchmark Replacement with respect to the Eurodollar Rate is implemented then all references herein to the Eurodollar Rate shall be deemed references to such Benchmark Replacement.

“Eurodollar Rate Loan” means a Loan (other than a Base Rate Loan) that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Acceleration” means any of the events or conditions set forth in Sections 7.01(g), (h) or (i) with respect to the Borrower.

“Event of Default” means as provided in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given that term in the first WHEREAS clause of this Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent. If the

Exhibit 10.2

Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means, collectively and individually, (i) the letter agreement dated as of April 23, 2019, among the Borrower, WFS and Wells Fargo, as amended and modified, (ii) the letter agreement dated as of April 23, 2019, among the Borrower and PNCCM, as amended and modified and (iii) the letter agreement dated as of April 23, 2019, among the Borrower and U.S. Bank National Association, as amended and modified.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred the ordinary course of business and payable on customary trade terms);

(c)    all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)    the Attributable Principal Amount of Capital Leases and Synthetic Leases;

(e)    the Attributable Principal Amount of Securitization Transactions;

(f)    all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)    Support Obligations in respect of Funded Debt of another Person;

Exhibit 10.2

(h)    Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in effect in the United States applied on a consistent basis as set forth in (a) the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board and (c) interpretations of the SEC (including published staff interpretations), in each case subject to the provisions of Section 1.03. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, except to the extent that new accounting standards have been adopted by such organizations applicable as of the current period.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any party that may give a guaranty of the loans and obligations hereunder in substantially the form of Exhibit 6.20 or other form reasonably satisfactory to the Administrative Agent and the Required Lenders, in each case as amended, supplemented or otherwise modified from time to time.

“Guaranties” means those guaranty agreements, if any, given in respect of the loans and obligations owing under this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Increase Effective Date” means as provided in Section 2.16(c).

“Incremental Increases” means as provided in Section 2.16(a).

“Incremental Term Loan” means as provided in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all Funded Debt;

(b)    all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort

Exhibit 10.2

letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)    net obligations under any Swap Contract;

(d)    Support Obligations in respect of Indebtedness of another Person; and

(e)    Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” means as provided in Section 9.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitees” means as provided in Section 9.05.

“Individual Subsidiary Test” means as provided in the definition of “Material Subsidiaries” in this Section 1.01.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP, but excluding, for purposes hereof, leasehold intangible assets and fair value adjustments of debt assumed recorded by the Borrower in connection with the Borrower’s acquisition of real estate operations in accordance with FASB ASC 805.

“Interest Payment Date” means, (a) as to any Base Rate Loan, the first Business Day of each month and the Termination Date with respect to the applicable Class of Loans and (b) as to any Eurodollar Rate Loan, the first Business Day of each month, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the applicable Termination Date with respect to the applicable Class of Loans. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means with respect to each Eurodollar Rate Loan, each period commencing on the date such Eurodollar Rate Loan is made, or in the case of the Continuation of a Eurodollar Rate Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in its Loan Notice; provided that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:

Exhibit 10.2

(a)    if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on such Termination Date; and

(b)    each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Market Index Rate” means, for any day, the Eurodollar Rate as of that day that would be applicable for a Eurodollar Rate Loan having a one-month Interest Period determined at approximately 11:00 a.m. for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “Eurodollar Rate”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any Capital Lease having substantially the same economic effect as any of the foregoing).

Exhibit 10.2

“Loan” means a Tranche A Term Loan or a Tranche B Term Loan, and as the context may require, “Loans” means a Tranche A Term Loan and a Tranche B Term Loan.

“Loan Increase” means as provided in Section 2.16(a).

“Loan Notice” means a notice of (a) the Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Master Agreement” means as provided in the definition of “Swap Contract”.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds an amount equal to 10.0% of consolidated total assets as of the last day of the most recently ended fiscal quarter prior to the consummation of such acquisition of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Subsidiary” means any Subsidiary of the Borrower with net assets or revenues in excess of 1.5% of the Borrower’s consolidated net assets or revenues for the most recently ended quarterly period for which financial statements are available (the “Individual Subsidiary Test”); provided, however, that the aggregate net assets and revenues of the Material Subsidiaries shall equal at least 90% of the Borrower’s consolidated net assets and revenues for the most recently ended quarterly period for which financial statements are available. In the event that the aggregate net assets and revenues of Subsidiaries meeting the Individual Subsidiary Test do not equal 90% of the Borrower’s consolidated net assets and revenues, then the Subsidiaries that do not meet the Individual Subsidiary Test (starting with the largest Subsidiary based on net assets and revenue and working down in each case to the next largest Subsidiary based on net assets and revenue) that are necessary to make the aggregate net assets and revenues of the Material Subsidiaries equal at least 90% of the net assets and revenues of the Borrower for the most recently ended quarterly period for which financial statements are available, shall be included in the definition of Material Subsidiaries.

“Maximum Rate” means as provided in Section 9.10.

“Mortgage Receivable” means a promissory note secured by a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Note” means a Tranche A Term Loan Note or a Tranche B Term Loan Note as the context may require.

Exhibit 10.2

“Obligations” means, without duplication, (i) the aggregate principal balance of, and all accrued and unpaid interest on and any Prepayment Premium in respect of, all Loans and (ii) all other advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising including, without limitation, fee and indemnification obligations and including interest, fees and any Prepayment Premiums that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, “Obligations” shall not include any obligations under any Swap Contract.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Participant” means as provided in Section 9.07(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCB” means as provided in Section 5.06(b).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described

Exhibit 10.2

in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means as provided in Section 6.01.

“PNCCM” means PNC Capital Markets LLC, together with its successors, or an affiliate selected by it in its sole discretion.
“Public Lender” means as provided in Section 6.01.

“Ratings Service” means any nationally recognized rating agency reasonably acceptable to the Administrative Agent.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” means as provided in Section 9.07(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and attorneys‑in‑fact of such Person and of such Person’s Affiliates.

“Release” means as provided in Section 5.06(a).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

Exhibit 10.2

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Commitments plus outstanding principal amount of the Loans; provided that (i) the Commitment of, and the Loan held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Credit Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Required Tranche A Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Tranche A Term Facility Commitments plus the outstanding principal amount of the Tranche A Term Loans or, if the Tranche A Term Facility Commitment of each Lender has terminated, Lenders holding in the aggregate more than 50% of the outstanding principal amount of the Tranche A Term Loans; provided that (i) the Tranche A Term Facility Commitment of, and the Tranche A Term Loan held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Lenders and (ii) at all times when two or more Tranche A Term Facility Lenders (excluding Defaulting Lenders) are party to this Credit Agreement, the term “Required Tranche A Lenders” shall in no event mean less than two Tranche A Term Facility Lenders.

“Required Tranche B Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Tranche B Term Facility Commitments plus the outstanding principal amount of the Tranche B Term Loans or, if the Tranche B Term Facility Commitment of each Lender has terminated, Lenders holding in the aggregate more than 50% of the outstanding principal amount of the Tranche B Term Loans; provided that (i) the Tranche B Term Facility Commitment of, and the Tranche B Term Loan held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Lenders and (ii) at all times when two or more Tranche B Term Facility Lenders (excluding Defaulting Lenders) are party to this Credit Agreement, the term “Required Tranche B Lenders” shall in no event mean less than two Tranche B Term Facility Lenders.

“Responsible Officer” means, for purposes of certifying or confirming matters related to Organization Documents, incumbency and like matters, the secretary or assistant secretary, and for other purposes, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or other executive officer or senior vice president of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including

Exhibit 10.2

a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Receivables” means as provided in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means as provided in the definition of “Securitization Transaction”.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Affiliate” means any corporation, association or other business entity formed for the purpose of earning income not qualified as “rents from real property” under applicable provisions of the Internal Revenue Code, in which the Borrower owns substantially all of the economic interest, but less than 10% of the voting interests, and the remaining economic and voting interests are subject to restrictions requiring that ownership of such interests be held by officers, directors or employees of the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the

Exhibit 10.2

management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower which is a Guarantor.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark‑to‑market values for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means PNC Bank, National Association and U.S. Bank National Association.

Exhibit 10.2

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means (a) with respect to the Tranche A Term Facility Commitment and the Tranche A Term Loans, the Tranche A Term Facility Termination Date, (b) with respect to the Tranche B Term Facility Commitment and the Tranche B Term Loans, the Tranche B Term Facility Termination Date and (c) with respect to any other Class of Loans, the “Termination Date” specified for such Class of Loans in the Loan Documents establishing such Class of Loans.

“Tranche A Facility Commitment Fee” has the meaning given to that term in Section 2.09(a).

“Tranche A Term Facility Commitment” means, with respect to each Lender, the obligation of such Lender to make additional Tranche A Term Loans in the amount of such Lender’s Tranche A Facility Committed Amount.

“Tranche A Facility Committed Amount” means, with respect to each Lender, the amount of such Lender’s Tranche A Term Facility Commitment as reduced pursuant to Section 2.01(a). The initial Tranche A Facility Committed Amounts are set forth on Schedule 2.01.

“Tranche A Term Facility Lender” means a Lender with a Tranche A Term Facility Commitment and/or a Tranche A Term Loan.

“Tranche A Term Facility Termination Date” means May 31, 2024.

“Tranche A Term Loan” means as provided in Section 2.01(a).

“Tranche A Term Loan Note” means the promissory notes substantially in the form of Exhibit 2.13A, if any, given to each Lender with a Tranche A Term Facility Commitment or a Tranche A Term Facility Loan to evidence the Tranche A Term Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced

“Tranche B Facility Commitment Fee” has the meaning given to that term in Section 2.09(a).

“Tranche B Term Facility Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche B Term Loans in the amount of such Lender’s Tranche B Facility Committed Amount.

“Tranche B Facility Committed Amount” means, with respect to each Lender, the amount of such Lender’s Tranche B Term Facility Commitment as reduced pursuant to Section 2.01(b). The initial Tranche B Facility Committed Amounts are set forth on Schedule 2.01.

Exhibit 10.2

“Tranche B Term Facility Lender” means a Lender with a Tranche B Term Facility Commitment and/or a Tranche B Term Loan.

“Tranche B Term Facility Termination Date” means June 1, 2026.

“Tranche B Term Loan” means as provided in Section 2.01(b).

“Tranche B Term Loan Note” means the promissory notes substantially in the form of Exhibit 2.13B, if any, given to each Lender with a Tranche B Term Facility Commitment or a Tranche B Term Facility Loan to evidence the Tranche B Term Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“U.S. Tax Compliance Certificate” means as provided in Section 3.01(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, together with its successors.

“Wells Fargo Credit Agreement” means that certain Credit Agreement dated as of May 31, 2019 among the Borrower, the lenders party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“WFS” means Wells Fargo Securities, LLC, together with its successors.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

“Withholding Agent” means (a) the Borrower and (b) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Interpretive Provisions.

Exhibit 10.2

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)    Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii)    The term “including” is by way of example and not limitation.

(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03    Accounting Terms.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time (including giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) (collectively “ASC 842”)); provided, however, if the effect of ASC 842 on the financial reporting of the Borrower would be material, GAAP shall be applied herein without giving effect to ASC 842 (i) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a Capital Lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842 and (ii) to the extent that any liability relating to a ground lease and the corresponding right of use asset would be required to be listed on the Borrower’s balance sheet as a result of Accounting Standards Codification 842; provided, further, that the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made in accordance with GAAP and made without giving effect to ASC 842, if applicable, except as otherwise specifically prescribed herein.

(b)    The Borrower will provide a written summary of changes in GAAP that are material to the Borrower or in the consistent application thereof with each annual and quarterly Compliance Certificate

Exhibit 10.2

delivered in accordance with Section 6.01(c); provided, however, that the furnishing of filings of the Borrower's quarterly reports on Form 10-Q and annual reports on Form 10-K, as filed with the SEC, shall satisfy this delivery requirement to the extent such summaries, consistent with FASB ASC 235-10, Notes to Financial Statements, are contained in such filings. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

1.05    References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06    Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07    Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate”.

1.08    Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II
COMMITMENTS AND LOANS

Exhibit 10.2

2.01    Commitments.

Subject to the terms and conditions set forth herein:

(a)    Tranche A Term Loans. The parties hereto acknowledge that term loans (together with the Additional Tranche A Term Loans, the “Tranche A Term Loans”) were advanced prior to the date hereof under the Existing Credit Agreement. The outstanding principal balance of the Tranche A Term Loans on the Closing Date is ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) and the amount of each Tranche A Term Facility Lender’s Tranche A Term Loans outstanding as of the Closing Date are set forth on Schedule 2.01. Subject to the terms and conditions set forth herein, during the Commitment Period, each Tranche A Term Facility Lender severally agrees to make one or more additional term loans (the “Additional Tranche A Term Loans”) to the Borrower on any Business Day in an aggregate amount up to its Tranche A Term Facility Commitment; provided that (i) after giving effect to any such Tranche A Term Loan, with regard to the Lenders collectively, the aggregate principal amount of Tranche A Term Loans made hereunder (including the Tranche A Term Loans advanced under the Existing Credit Agreement) shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000), and (ii) the Borrower may request Additional Tranche A Term Loans on the Closing Date and in no more than two additional Borrowings after the Closing Date hereunder. Tranche A Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request. Upon the funding of a Tranche A Term Loan, the Tranche A Facility Committed Amount of each Tranche A Term Facility Lender shall be permanently reduced by the principal amount of such Tranche A Term Facility Lender’s Tranche A Term Loan. All Tranche A Term Facility Commitments shall terminate on the last day of the Commitment Period if not previously terminated pursuant hereto. Once repaid, the Tranche A Term Loans cannot be reborrowed.

(b)    Tranche B Term Loans. Subject to the terms and conditions set forth herein, during the Commitment Period, each Tranche B Term Facility Lender severally agrees to make one or more term loans (the “Tranche B Term Loans”) to the Borrower on any Business Day in an aggregate amount up to its Tranche B Term Facility Commitment; provided that (i) after giving effect to any such Tranche B Term Loan, (i) with regard to the Lenders collectively, the aggregate principal amount of Tranche B Term Loans made hereunder shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000), and (ii) the Borrower may request Tranche B Term Loans on the Closing Date and in no more than three additional Borrowings after the Closing Date hereunder. Tranche B Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request. Upon the funding of a Tranche B Term Loan, the Tranche B Facility Committed Amount of each Tranche B Term Facility Lender shall be permanently reduced by the principal amount of such Tranche B Term Facility Lender’s Tranche B Term Loan. All Tranche B Term Facility Commitments shall terminate on the last day of the Commitment Period if not previously terminated pursuant hereto. Once repaid, the Tranche B Term Loans cannot be reborrowed.

2.02    Borrowings, Conversions and Continuations.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, one (1) Business Day prior to, the requested date of the Borrowing, conversion or continuation of Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing, conversion or continuation

Exhibit 10.2

shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion or continuation, (ii) the requested date of such Borrowing, or such conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to select in a timely manner a new Interest Period for any Eurodollar Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Eurodollar Rate Loan with an Interest Period of one (1) month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, convert into a Base Rate Loan notwithstanding the Borrower’s failure to comply with any of the terms of this Section. If the Borrower requests a Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month.

(b)    Following receipt of a Loan Notice with respect to a Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Credit Percentage of the applicable Loans, Type, Class and Interest Period, if applicable, of the Loan to be made by such Lender. Each such applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 4:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with the Disbursement Instruction Agreement. Promptly after receipt of a Loan Notice requesting a conversion or continuation of Loans, the Administrative Agent shall notify each Lender of the proposed conversion or continuation and the terms thereof, including any automatic conversion to a Base Rate Loan or continuation of Eurodollar Rate Loans.

(c)    Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and (ii) any conversion into, or continuation as, a Eurodollar Rate Loan may be made only if the conditions set forth in Section 4.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Rate Loan shall be converted immediately to a Base Rate Loan.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Loans.

2.03    [Intentionally Omitted].

Exhibit 10.2

2.04    [Intentionally Omitted].

2.05    Repayment of Loans.

The Borrower shall repay to the Lenders on the applicable Termination Date the aggregate principal amount of Loans of such Class outstanding on such date. No scheduled payments on the principal amount of the Loans shall be required prior to the applicable Termination Date for such Class.

2.06    Prepayments.

(a)    Voluntary Prepayments. The Loans (subject to clause (c) below) may be repaid in whole or in part without premium or penalty (except, as set forth in clause (b) below and, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that: (A) notice thereof must be received by 1:00 p.m. by the Administrative Agent (I) with respect to Eurodollar Rate Loans, at least three (3) Business Days prior to the date of prepayment and (II) with respect to Base Rate Loans, at least one (1) Business Day prior to the date of prepayment, and (B) any such prepayment shall be in the principal amount of (i) with respect to Eurodollar Rate Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, the entire remaining principal amount thereof, if less. Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans, Class and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b)    Prepayment Premium. The Borrower may only prepay (whether voluntary or otherwise) a Tranche B Term Loan, in whole or in part, at the prices (expressed as percentages of the outstanding principal amount of the Tranche B Term Loans to be prepaid, and determined as of the date such payment is made or required to be prepaid) set forth below (any such excess over the then outstanding principal amount of the Loans being the “Prepayment Premium”), plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Closing Date to and including May 31, 2020	102.0%
June 1, 2020 to and including May 31, 2021	101.0%
All times after June 1, 2021	100.0%

The Borrower acknowledges and agrees that the amounts payable by it under this Section, including the Prepayment Premium, in connection with the prepayment of the Tranche B Term Loans is a reasonable calculation of the Tranche B Term Facility Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Tranche B Term Loans.

(c)    Application. Within each Class, prepayments will be applied first to Base Rate Loans, then ratably to Eurodollar Rate Loans. In addition voluntary prepayments shall be applied as specified by the Borrower. Voluntary prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with Section 2.17 (except for Defaulting Lenders where their share will be held as provided in Section 2.14 hereof). Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

Exhibit 10.2

2.07    Termination of Commitments.

Any Class of Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof. The Administrative Agent will give prompt notice to the applicable Lenders of any such reduction in Commitments. Any reduction of the aggregate amount of any Class of Commitments shall be applied to the Commitment of each Lender of such Class according to its Credit Percentage thereof. All commitment or other fees accrued until the effective date of any reduction or termination of the aggregate amount of any Class of Commitments shall be paid on the effective date of such reduction or termination.

2.08    Interest.

(a)    Subject to the provisions of clause (b) below, (i) each Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for the Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage for such Class of Eurodollar Rate Loans; and (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Percentage for such Class of Base Rate Loans.

(b)    (i)    If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii)    After the occurrence and during the continuance of an Event of Default under Section 7.01(a), (g) or (h), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii)    After the occurrence and during the continuance of an Event of Default other than under Section 7.01(a), (g) or (h), upon the request of the Required Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

Exhibit 10.2

(a)    From and after the date which is 30 days following the Closing Date, the Borrower agrees to pay the Administrative Agent for the ratable benefit of the applicable Lenders (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14 hereof) (i) a commitment fee (the “Tranche A Facility Commitment Fee”) for each calendar month, in an amount equal to the per annum rate denoted under the heading “Commitment Fee” as set forth in the definition of “Applicable Percentage” herein multiplied by the actual daily amount of the outstanding Aggregate Tranche A Committed Amount and (ii) a commitment fee (the “Tranche B Facility Commitment Fee”) for each calendar month, in an amount equal to the per annum rate denoted under the heading “Commitment Fee” as set forth in the definition of “Applicable Percentage” herein multiplied by the actual daily amount of the outstanding Aggregate Tranche B Committed Amount. The Commitment Fees shall accrue at all times from and after the date which is 30 days following the Closing Date to and including the last day of the Commitment Period, including periods during which the conditions in Section 4.02 may not be met, and shall be payable monthly in arrears on the first Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the last day of the Commitment Period. The Administrative Agent shall distribute the Tranche A Facility Commitment Fee to the Tranche A Term Facility Lenders pro rata in accordance with the respective Tranche A Term Facility Commitments. The Administrative Agent shall distribute the Tranche B Facility Commitment Fee to the Tranche B Term Facility Lenders pro rata in accordance with the respective Tranche B Term Facility Commitments.

(b)    Upfront and Other Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Fee Letter.

(c)    [Intentionally Omitted].

(d)    Administrative Agent’s Fees. The Borrower agrees to pay the Administrative Agent such fees as provided in the Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrower from time to time.

(e)    [Intentionally Omitted].

(f)    Other Fees.

(i)    The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

All computations of interest and fees shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

Exhibit 10.2

2.11    Payments Generally; Administrative Agent’s Clawback.

(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Credit Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    (i)    Funding by Lenders; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice from the Administrative Agent of amounts owing under this subsection shall be conclusive absent manifest error.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding

Exhibit 10.2

the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice from the Administrative Agent of amounts owing under this subsection shall be conclusive absent manifest error.

(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to making of the Loans set forth in Section 4.01 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.09 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.09 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 8.09.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12    Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Exhibit 10.2

The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13    Evidence of Debt.

(a)    The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by each Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender that requests a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    [Intentionally Omitted].

2.14    Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.01.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s

Exhibit 10.2

breach of its obligations under this Credit Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Credit Percentages (determined assuming each Lender had funded its Loan in full). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d)    [Intentionally Omitted].

(e)    [Intentionally Omitted].

(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase, subject to any amounts owed pursuant to Section 3.05, at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Credit Percentages (determined assuming each Lender funded its Loan in full), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)    Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 3.06. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 9.07. In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 9.07, shall pay to the Administrative Agent an assignment fee in the amount of

Exhibit 10.2

$7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

2.15    [Intentionally Omitted].

2.16    Additional Loans.

(a)    Request for Increase. Following the Commitment Period, the Borrower may from time to time, request by notice to the Administrative Agent (x) an increase in the amount of either the Tranche A Term Loans or the Tranche B Term Loans (each, a “Loan Increase”) or (y) one or more additional term loan tranches (each, an “Incremental Term Loan”; each Incremental Term Loan and each Loan Increase, collectively, referred to as the “Incremental Increases”); provided that (i) the principal amount for all such Incremental Increases in the aggregate since the Closing Date (including the then requested Incremental Increase) shall not exceed $100,000,000, (ii) any such request for an Incremental Increase shall be in a minimum amount of $30,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section), (iii) no Incremental Term Loan shall mature earlier than the latest Termination Date, and (iv) each Incremental Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the Guaranties on a pari passu basis with the other Obligations hereunder.

(b)    Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Lender providing such Incremental Increase. No Lender shall have any obligation to increase its Loan or participate in an Incremental Term Loan, as the case may be, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(c)    Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Incremental Increase (the “Increase Effective Date”) and the final allocations therefor. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(d)    Conditions to Effectiveness of Increase. As a condition precedent to any Incremental Increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Incremental Increase, (ii) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Increase, (A) the representations and warranties contained in Article V and the other Credit Documents are true and correct in all material respects (or in the case of a representation or warranty qualified by materiality, true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.19 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default or Event of Default exists and is continuing and (C) the Borrower and its Subsidiaries are in pro forma compliance with each of the financial covenants contained in Section 6.16. To the extent that any Incremental Increase

Exhibit 10.2

shall take the form of an Incremental Term Loan, this Credit Agreement shall be amended (without the need to obtain the consent of any Lender other than the Lenders providing such Incremental Term Loans), in form and substance satisfactory to the Administrative Agent, to include such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that the covenants, defaults and similar non-economic provisions applicable to any Incremental Term Loan (i) shall be substantially similar to the terms of the existing Credit Documents and shall be no more restrictive than the corresponding terms set forth in the then existing Credit Documents without the express written consent of the Administrative Agent and the Required Lenders and (ii) shall not contravene any of the terms of the then existing Credit Documents. Each Loan Increase shall have the same terms as the outstanding Tranche A Term Loans or Tranche B Term Loans, as the case may be, and be part of the applicable existing term loan facility hereunder.

(e)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 9.01 to the contrary.

2.17    Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Sections 2.01 shall be made from the applicable Lenders in such Class, each payment of the fees under Sections 2.09(a) shall be made for the account of the applicable Lenders in such Class, and each termination or reduction of the amount of any Commitments under Section 2.07 of a given Class shall be applied to the respective Commitments of the applicable Lenders in such Class, pro rata according to the amounts of their respective Commitments of such Class; (b) each payment or prepayment of principal of Loans of any Class shall be made for the account of the applicable Lenders in such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class, held by them; (c) each payment of interest on (x) Tranche A Term Loans shall be made for the account of the Tranche A Term Facility Lenders pro rata in accordance with the amounts of interest on such Tranche A Term Loans then due and payable to the respective Tranche A Term Facility Lenders and (y) Tranche B Term Loans shall be made for the account of the Tranche B Term Facility Lenders pro rata in accordance with the amounts of interest on such Tranche B Term Loans then due and payable to the respective Tranche B Term Facility Lenders; and (d) the conversion and continuation of Loans of a particular Type and Class (other than conversions provided for by Sections 3.04(c) and 3.07) shall be made pro rata among the Lenders according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous.

2.18    Reallocations on Closing Date.

Simultaneously with the effectiveness of this Credit Agreement, the principal amount of all outstanding “Loans” (as defined in the Existing Credit Agreement) of each of the “Lenders” (as defined in the Existing Credit Agreement) as existing immediately prior to the Closing Date, shall be reallocated among the Tranche A Term Facility Lenders so that the Tranche A Term Loans are held by the Tranche A Term Facility Lenders as set forth on Schedule 2.01 attached hereto. To effect such reallocations each Tranche A Term Facility Lender which either was not a “Lender” under the Existing Credit Agreement immediately prior to the Closing Date or whose Tranche A Term Loan upon the effectiveness of this Credit Agreement (without giving effect to any Additional Tranche A Term Loans) exceeds its “Loan” under the Existing Credit Agreement immediately prior to the effectiveness of this Credit Agreement (each an “Assignee Term Loan Lender”) shall be deemed to have purchased such right, title and interest in, and such obligations in respect of, the “Loans” under the Existing Credit Agreement from the “Lenders” under the Existing Credit Agreement which will not have a Tranche A Term Loan on and as of the Closing Date or whose Tranche A Term Loans

Exhibit 10.2

(without giving effect to any Additional Tranche A Term Loans) upon the effectiveness of this Credit Agreement are less than their respective “Loans” under the Existing Credit Agreement (each an “Assignor Term Loan Lender”), so that the Tranche A Term Loans of the Tranche A Term Facility Lenders will be held by the Tranche A Term Facility Lenders as set forth on Schedule 2.01. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Tranche A Term Loan Notes to be provided to the Assignor Term Loan Lenders and Assignee Term Loan Lenders in the principal amount of their respective Tranche A Term Loans, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Term Loan Lenders, the Assignee Term Loan Lenders and the other Tranche A Term Facility Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Tranche A Term Loans shall be held by the Term Loan Lenders pro rata in accordance with the amount of the “Term Loan Amounts” set forth on Schedule 2.01.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    [reserved].

(b)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Exhibit 10.2

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(g)    Status of Lenders; Tax Documentation.
(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

Exhibit 10.2

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an IRS Form W-8BEN or IRS Form W-8BEN-E, applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax,

Exhibit 10.2

duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(g)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the

Exhibit 10.2

Lenders hereby authorize the Administrative Agent to treat) this Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist:

(i)    any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Eurodollar Rate Loans or convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loan; and

(ii)    if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Eurodollar Rate.

Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest thereon based on the Base Rate (determined other than by reference to the Eurodollar Rate). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates; Alternative Rate of Interest.

(a)    Inability to Determine Rates. If the Administrative Agent reasonably determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof or otherwise that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans and Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, such revocation not to be unreasonably withheld or delayed. Upon receipt of such notice, the Borrower may revoke any pending request for the Borrowing

Exhibit 10.2

of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for the Borrowing of Loans that are Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate) in the amount specified therein.

(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Credit Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to clauses (b)-(e) of this Section 3.03 will occur prior to the applicable Benchmark Transition Start Date.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to clauses (b)-(e) of this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to clauses (b)-(e) of this Section 3.03.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Eurodollar Rate will not be used in any determination of Base Rate.

3.04    Increased Cost; Capital Adequacy.

Exhibit 10.2

(a)    Increased Costs Generally. If any Change in Law shall (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”):

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)    subject any Lender to any tax of any kind whatsoever with respect to this Credit Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Lender’s Suspension of Eurodollar Rate Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Change in Law, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Credit Agreement or a category of extensions of credit or other assets of such Lender that includes Eurodollar Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended until such Change in Law ceases to be in effect (in which case the provisions of Section 3.07 shall apply).

(d)    [reserved].

(e)    Certificates for Reimbursement. A duly executed certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its

Exhibit 10.2

holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(f)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses.

Upon demand of the Administrative Agent (or any Lender through the Administrative Agent) from time to time, the Borrower shall promptly compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its

Exhibit 10.2

offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (a) a Lender requests compensation pursuant to Section 3.01 or 3.04, and the Required Lenders are not also doing the same, (b) the obligation of any Lender to make Eurodollar Rate Loans or to continue, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to Section 3.04(c) or 3.02 but the obligation of the Required Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or (c) a Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender, and upon such demand such Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04 and rights to indemnification under Section 9.05) and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(ii)    such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to such Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.04, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.07    Treatment of Affected Loans.

If the obligation of any Lender to make Eurodollar Rate Loans or to continue, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to Section 3.02, Section 3.03 or Section 3.04(c) then such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Loans (or, in the case of a conversion required by Section 3.02, Section 3.03 or Section 3.04(c) on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives

Exhibit 10.2

notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04(c) that gave rise to such conversion no longer exist:

(i)    to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or continued by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04(c) that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

3.08    Survival Losses.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO LOANS

4.01    Conditions to Initial Borrowing.

The obligation of the Lenders to close this Credit Agreement and make initial Loans hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in accordance with Section 9.01, with each delivery item set forth below in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(a)    the Administrative Agent shall have received multiple counterparts hereof signed by each of the parties hereto;

(b)    the Administrative Agent shall have received duly executed Notes for the account of each Lender that requests Notes;

(c)    the Administrative Agent and each Lender shall have received legal opinions of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and the Lenders;

Exhibit 10.2

(d)    the Administrative Agent shall have received the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Borrower certified as of a recent date by the Secretary of State of the state of formation of the Borrower;

(e)    the Administrative Agent shall have received a certificate of good standing (or certificate of similar meaning) with respect to the Borrower issued as of a recent date by the Secretary of State of the state of formation of the Borrower and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(f)    the Administrative Agent shall have received a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Credit Documents to which the Borrower is a party and authorized to execute and deliver on behalf of the Borrower Loan Notices;

(g)    the Administrative Agent shall have received copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of (A) the by-laws of the Borrower and (B) all corporate or other necessary action taken by the Borrower to authorize the execution, delivery and performance of the Credit Documents to which it is a party;

(h)    the Administrative Agent shall have received a certificate of the Borrower, signed on behalf of Borrower by the Borrower’s chief executive officer or chief financial officer, confirming to the knowledge of such officer that as of such date (i) the representations and warranties in Article V hereof are true and correct in all material respects (or in the case of a representation or warranty qualified by materiality, true and correct in all respects), and (ii) no Default or Event of Default has occurred and is continuing;

(i)    the Administrative Agent and the Lenders shall have been paid all fees due and payable in connection herewith (including fees and expenses of counsel);

(j)    the Administrative Agent shall have received a Disbursement Instruction Agreement executed by the Borrower;

(k)    the Administrative Agent and the Lenders shall have received (i) the financial statements reference in Section 5.19(b) and (ii) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2019;

(l)    the Borrower or any Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, collectively, have delivered to the Administrative Agent, and any Lender requesting the same, one Beneficial Ownership Certification in relation to the Borrower or each such Subsidiary, in each case, at least five (5) Business Days prior to the date of closing;

(m)    the Borrower and each other Credit Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know

Exhibit 10.2

your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(n)    the Administrative Agent shall have received and reviewed, with results satisfactory to the Administrative Agent and its counsel, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries;

(o)    the Administrative Agent shall have received such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(p)    In the good faith, reasonable judgment of the Administrative Agent:

(i)    since December 31, 2018, there shall not have occurred a material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole or in the facts and information regarding such entities as represented to date, nor shall there have been a downgrade of the Borrower’s credit rating of two or more notches;

(ii)    no action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (a) to materially and adversely affect the Borrower or its Subsidiaries, or (b) to affect any transaction contemplated hereby, other than as disclosed to the Administrative Agent and the Lenders on or prior to April 15, 2019;

(iii)    the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable Law or (B) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound;

(iv)    the Borrower and each other Credit Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(v)    there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Credit Documents.

4.02    Conditions to Loans, Continuations and Conversions.

The obligation of any Lender to make any Loan, to convert Loans from one Type to the other or continue Eurodollar Rate Loans is subject to the satisfaction of each of the following conditions on or prior to the proposed date of such conversion or continuation:

Exhibit 10.2

(a)    The Administrative Agent shall receive the applicable Loan Notice;

(b)    No Default or Event of Default shall have occurred and be continuing immediately before the making of such Loan or conversion or continuation and no Default or Event of Default shall exist immediately thereafter; and

(c)    The representations and warranties of the Borrower made in or pursuant to the Credit Documents shall be true and correct in all material respects (or in the case of a representation or warranty qualified by materiality, true and correct in all respects) on and as of the date of such Loan or conversion or continuation.

The continuation or conversion of Loans hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

5.01    Corporate Existence and Power.

The Borrower and each of its Material Subsidiaries is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to own or lease its respective properties and to carry on its business as now being, and hereafter proposed to be, conducted and is duly qualified as a foreign entity and in good standing, and authorized to do business, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or authorization, other than in such jurisdictions where the failure to be so qualified, authorized and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.02    Corporate and Governmental Authorization; No Contravention.

The execution and delivery by the Borrower of the Credit Documents and the performance by the Borrower of its obligations thereunder are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official or other Person (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organization Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Credit Documents.

5.03    Binding Effect.

The Credit Documents constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

Exhibit 10.2

5.04    Litigation.

Except as set forth on Schedule 5.04 attached hereto, there is no action, suit, proceeding or, to the knowledge of the Borrower, investigation pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to have a Material Adverse Effect.

5.05    Compliance with ERISA.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or, to the best knowledge of the Borrower, violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.06    Environmental Matters.

Except as set forth on Schedule 5.06 hereto:

(a)    No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Borrower and to the knowledge of the Borrower, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity, (i) with respect to any alleged violation of any Environmental Laws in connection with the conduct of the Borrower and relating to a Hazardous Substance or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Borrower relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 U.S.C. Section 9601(22)) (“Release”) of any Hazardous Substance used by the Borrower, which alleged violation, alleged failure to have any

Exhibit 10.2

required permit, certificate, license, approval, or registration, or generation, treatment, storage, recycling, transportation, disposal or release, is reasonably likely to result in liability to the Borrower in excess of $1,000,000 in any instance or $5,000,000 in the aggregate.

(b)    (i) To the Borrower’s knowledge, there has been no Release of a Hazardous Substance at, on or under any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which Release, is reasonably likely to result in liability to the Borrower in excess of $1,000,000 in any instance or $5,000,000 in the aggregate; (ii) to the Borrower’s knowledge, neither the Borrower nor any of its Material Subsidiaries has, other than as a generator or in a manner not regulated or prohibited under the Environmental Laws, stored or treated any “hazardous waste” (as defined in 42 U.S.C. Section 6903(5)) on any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such storage or treatment which is not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1,000,000 in any instance or $5,000,000 in the aggregate; and (iii) to the Borrower’s knowledge no polychlorinated biphenyl (“PCB”) in concentrations greater than 50 parts per million, friable asbestos, or underground storage tank (in use or abandoned) is at any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such PCBs, friable asbestos or underground storage tanks that are not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1,000,000 in any instance or $5,000,000 in the aggregate.

(c)    To the knowledge of the Borrower, neither the Borrower nor any of its Material Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response, Compensation and Liability Information System, as amended (“CERCLIS”), or on any similar state list or which is the subject of any federal state or local enforcement action or other investigation which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, that are reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1,000,000 in any instance or $5,000,000 in the aggregate.

(d)    No written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Borrower or any of its Material Subsidiaries, which individually or in combination with other such Releases, is reasonably likely to result in liability for the Borrower or any of its Material Subsidiaries in excess of $1,000,000 in any instance or $5,000,000 in the aggregate.

(e)    There have been no environmental audits or similar investigations conducted by or which are in the possession of the Borrower or any of its Material Subsidiaries in relation to any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which identify one or more environmental liabilities of the Borrower or any of its Material Subsidiaries which are reasonably likely to exceed $1,000,000 in any instance or $5,000,000 in the aggregate.

5.07    Material Subsidiaries and Specified Affiliates.

Set forth on Schedule 5.07 hereto is a complete and accurate list of all of the Material Subsidiaries and Specified Affiliates of the Borrower, showing as to each such Material Subsidiary and Specified Affiliates the jurisdiction of its organization, the number of shares of each class of capital stock or other equity interests

Exhibit 10.2

outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or any other Material Subsidiary of the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights. All of the outstanding capital stock or other equity interests of all of such Material Subsidiaries identified in such Schedule 5.07 as being owned by the Borrower or any of its Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Borrower or any of its Material Subsidiaries, as the case may be, free and clear of all Liens other than a Lien described in and permitted by Section 6.07 hereof. The Borrower may provide periodic updates of the information in Schedule 5.07, which shall be deemed modified to include the updated information.

5.08    Not an Investment Company.

Neither the Borrower nor any of its Material Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.09    Margin Stock.

No proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of Regulations U, T or X.

5.10    Compliance with Laws.

Except as set forth on Schedule 5.10 attached hereto and made a part hereof or as previously disclosed in writing to the Lenders prior to the date hereof, the Borrower and each of its Material Subsidiaries is in compliance in all material respects with all Applicable Law, rules and regulations (including, without limitation, Environmental Laws), and is not in violation of, or in default under, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, except for any such non-compliance, violation, default or failure to comply which would not reasonably be expected to have a Material Adverse Effect.

5.11    Absence of Liens.

There are no Liens of any nature whatsoever on any properties or assets of the Borrower or any of its Material Subsidiaries, except as otherwise permitted under Section 6.07 hereof.

5.12    Indebtedness.

Other than as set forth on Schedule 5.12 hereto, there is no material Indebtedness of the Borrower and its Material Subsidiaries outstanding as of the date hereof.

5.13    Contingent Liabilities.

As of the Closing Date, other than as set forth on Schedule 5.13 there are no material contingent liabilities (other than contingent liabilities that constitute Funded Debt and material contingent liabilities arising out of customary indemnifications given by the Borrower or its Material Subsidiaries to its officers and directors, its underwriters or its lenders) of the Borrower or its Material Subsidiaries as of the date hereof.

5.14    Investments.

Exhibit 10.2

Set forth on Schedule 5.14 is a complete and accurate list, in all material respects, as of the date hereof of all Investments by the Borrower or any of its Material Subsidiaries in any Person, other than investments by the Borrower or any of its Material Subsidiaries in a Subsidiary or Specified Affiliate.

5.15    Solvency.

The Borrower is Solvent after giving effect to the transactions contemplated by the Credit Documents.

5.16    Taxes.

The Borrower and its Material Subsidiaries have filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges owing by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate accruals are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it or any of its Material Subsidiaries.

5.17    REIT Status.

The Borrower is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Internal Revenue Code.

5.18    Specified Affiliates.

Except as set forth on Schedule 5.07, there are no Specified Affiliates as of the date hereof.

5.19    Financial Condition.

Each of the financial statements described below (copies of which have been provided to the Administrative Agent for the benefit of the Lenders), have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

(a)    annual audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 2018, together with related statements of income and cash flows certified by BDO USA, LLP or other independent certified public accountants of nationally recognized standing and containing an opinion of such accountants; and

(b)    interim company-prepared consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of March 31, 2019, together with related company-prepared statements of income and cash flows.

5.20    No Material Adverse Effect.

Exhibit 10.2

Since the date of the annual audited financial statements referenced in Section 5.19(a), there has been no circumstance, development or event relating to or affecting the Borrower and its Material Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.

5.21    Accuracy and Completeness of Information.

All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Credit Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Credit Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Credit Party which has had, or may in the future have (so far as any Credit Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 5.19 or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Credit Agreement or any of the other Credit Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. As of the Closing Date, if applicable, the information contained in the Beneficial Ownership Certification is true and correct in all respects.

5.22    Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws.

(a)    None of (i) the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    Each of the Borrower and its Subsidiaries, each director, officer, and to the knowledge of Borrower, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

Exhibit 10.2

(d)    No proceeds of any Extension of Credit have been used, directly or (to the knowledge of the Borrower) indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.12.

ARTICLE VI
COVENANTS

The Borrower hereby covenants and agrees that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full, the Borrower shall, and shall cause its Subsidiaries to, perform and comply with the following covenants:

6.01    Information.

The Borrower will deliver to Administrative Agent for the benefit of the Lenders:

(a)    within five (5) days following the date such information is filed with the SEC, but in any event no later than ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, with respect to such financial information for the Borrower, such consolidated statements shall be audited statements by BDO USA, LLP or other independent public accountants of nationally recognized standing and containing an opinion of such accountants, which opinion shall be without exception, qualification or limitation on scope of audit;

(b)    within five (5) days following the date such information is filed with the SEC, but in any event no later than fifty (50) days after the end of each of the first three fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and consolidated statement of cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal adjustments) as to fairness of presentation and conformity with GAAP by the chief financial officer or treasurer of the Borrower;

(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) of this Section, a certificate of Borrower, substantially in the form of Exhibit 6.01 (each, a “Compliance Certificate”), signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower (i) stating whether, to such officer’s knowledge, there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to clauses (a) or (b) of this Section, there has been a change in the GAAP applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered and, if so, the effect on the financial covenants on account thereof and a reconciliation between calculation of the financial covenants before and after giving effect thereto, (iii) furnishing calculations demonstrating the compliance by the Borrower of the financial covenants in Section 6.16 hereunder,

Exhibit 10.2

(iv) attaching management’s summary of the results contained in such financial statements and (v) identifying the Borrower’s Debt Ratings then in effect;

(d)    simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement (addressed to the Administrative Agent for the benefit of the Lenders) of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements;

(e)    promptly, and in any event within five (5) Business Days after any officer obtains knowledge thereof, written notice of any change by a Ratings Service in its rating for the Borrower’s senior unsecured (non-credit enhanced) long term debt;

(f)    within five (5) Business Days after any officer obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of Borrower, signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

(i)    promptly, and in any event within five (5) Business Days, after the occurrence of any ERISA Event, written notice of such ERISA Event;

(j)    as soon as possible after any officer of the Borrower obtains knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would, after the application of applicable insurance, result in a Material Adverse Effect;

(k)    to the extent the information provided by the Borrower on Schedule 5.07 (Material Subsidiaries and Specified Affiliates), Schedule 5.12 (Indebtedness), Schedule 5.13 (Contingent Liabilities) and Schedule 5.14 (Investments) changes following the Closing Date, the Borrower will provide the Administrative Agent with updated information not less frequently than quarterly, and such Schedule 5.07 shall be deemed modified to include the applicable updated information;

(l)    promptly after the Borrower has notified the Administrative Agent of its intention to treat any of the Loans or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto;

(m)    promptly, such information, certificates or documents as any Lender or the Administrative Agent may reasonably request in order for such Lender or the Administrative Agent to maintain compliance with the Patriot Act; and

Exhibit 10.2

(n)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

For purposes of the foregoing:

(i)    during any period when GAAP requires that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the term “Subsidiary” shall include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above; and

(ii)    during any period when GAAP does not require that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the terms “Subsidiary” shall not include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above and, if the Borrower shall have any Specified Affiliates during any period covered by the financial statements delivered pursuant to clauses (a) or (b) above, the Borrower shall deliver (A) financial statements of the character specified in clauses (a) and (b) above for such Specified Affiliates within the time periods set forth in clauses (a) and (b) above, and (B) on a combined basis, financial statements of the character specified in clauses (a) and (b) above for the Borrower, its Subsidiaries and such Specified Affiliates accompanied by the opinions and certificates specified in clauses (b) and (c) above within the time periods set forth in clauses (a), (b) and (c) above.

As to any information contained in materials furnished pursuant to Section 6.01(h), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Documents required to be delivered pursuant to clauses (a), (b), (g) or (h) (to the extent any such documents are included in materials otherwise filed or furnished with the SEC) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to such Administrative Agent or such Lender, respectively, until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, respectively, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Exhibit 10.2

The Borrower hereby acknowledges that (a) the Administrative Agent and/or WFS will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, WFS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and WFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

6.02    Payment of Obligations.

The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.03    Maintenance of Property; Insurance.

(a)    The Borrower will keep, and will cause each of its Subsidiaries to keep, or will in the ordinary course of business cause the tenants of respective properties to keep, all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)    The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The insurance described in this Section 6.03 may be carried by the tenants under the respective tenant leases of such properties in lieu of by Borrower or its Subsidiaries so long as the Borrower or its respective Subsidiary is named as loss payee and additional insured with respect to such insurance.

6.04    Conduct of Business and Maintenance of Existence.

The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep

Exhibit 10.2

in full force and effect their respective organizational existences and, with respect to the Borrower, its jurisdiction of organization shall remain in the United States (except with the written consent of the Administrative Agent and each Lender) and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect; provided that nothing in this Section 6.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and a responsible officer of the Borrower shall deliver to the Administrative Agent an officer’s certificate representing that after giving effect to the transaction (i) the Borrower is in compliance with the terms of the Credit Agreement on a pro forma basis and (ii) no Default or Event of Default shall then exist, or (b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Lenders.

6.05    Compliance with Laws.

(a)    The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Law, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would reasonably be expected to have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

(b)    The Borrower will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification, if any, of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (iii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

6.06    Inspection of Property, Books and Records.

The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender at such Person’s expense (which expense shall not be subject to reimbursement by the Borrower hereunder except in the case of the Administrative Agent while an Event of Default exists) to visit and inspect any of their respective properties (subject to the rights of tenants in possession thereof and to any limitations on the inspection rights of Borrower in connection therewith), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, upon reasonable prior written notice to the Borrower, all at such reasonable times and as often as may reasonably be desired, without unreasonable interference to the business operations of the Borrower or its Subsidiaries; provided, however, that no such notice shall be required by the Administrative Agent while an Event of Default exists.

Exhibit 10.2

6.07    Negative Pledge.

The Borrower will not, nor will it permit any of its Subsidiaries to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)    Liens pursuant to any Credit Document securing the Obligations hereunder;

(b)    Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract are permitted under Section 6.10, (ii) such Liens are on the same collateral that secures the Obligations, and (iii) the obligations under such Swap Contract and the Obligations share pari passu in the collateral subject to such Liens;

(c)    mortgage Liens to the extent not prohibited, both before and after giving effect thereto on a pro forma basis, by the provisions of the financial covenants set out in Section 6.16;

(d)    Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)    easements, rights‑of‑way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)    Liens of a judgment debtor securing judgments for the payment of money not constituting an Event of Default under Section 7.01(k) or securing appeal or other surety bonds related to such judgments;

(j)    Liens securing reimbursement obligations with respect to trade letters of credit issued in the ordinary course of business, provided that such Liens attach only to the assets being acquired with the proceeds of such letters of credit;

Exhibit 10.2

(k)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien, to the extent that such Lien is permitted by any of the foregoing clauses of this Section, and provided that such Indebtedness is not increased and is not secured by any additional assets; and

(l)    Liens securing Indebtedness of any Subsidiary or Specified Affiliate owing to the Borrower.

6.08    Consolidations, Mergers and Sales and Transfers of Assets.

(a)    The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into any Person except as may be permitted in accordance with Section 6.04.

(b)    The Borrower will not, nor will it permit any of its Subsidiaries to, make any transfer, acquisition or investment of assets or any Asset Sale without the prior written consent of the Required Lenders, except where, immediately after giving effect thereto on a pro forma basis,

(i)    (A) the Consolidated Unencumbered Realty held by the Borrower shall be not less than $250,000,000, and (B) Consolidated Unencumbered Realty held by the Consolidated Group (including, for purposes hereof, in the case of non-Subsidiary joint ventures, the lesser of (x) the outstanding principal amount of first mortgage lien indebtedness owed to members of the Consolidated Group by any such non-Subsidiary joint venture, or (y) the fair market value of the property that is the subject of such first mortgage lien) shall be not less than $1,000,000,000, and

(ii)    no Default or Event of Default shall exist.

For any such transfer, acquisition, investment, sale or disposition involving consideration in excess of $200,000,000, in each such instance, the Borrower shall deliver to the Administrative Agent, prior to the consummation of such transaction, an officer’s certificate describing the transaction in detail reasonably satisfactory to the Administrative Agent and representing that after giving effect to the transaction on a pro forma basis (A) the Borrower is in compliance with the terms of the Credit Agreement and (B) no Default or Event of Default then exists.

6.09    Creation of Subsidiaries.

The Borrower will not, nor will it permit any of its Subsidiaries to, create any Subsidiary except for the creation of a Wholly Owned Subsidiary of the Borrower or a Specified Affiliate provided that (i) such Subsidiary or Specified Affiliate is organized under the laws of a jurisdiction within the United States of America and (ii) no Default or Event of Default exists immediately prior to or after the creation of such Subsidiary or Specified Affiliate.

6.10    Incurrence and Existence of Debt.

The Borrower will not, and will not permit any of its Subsidiaries to, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness under the Credit Documents and the Wells Fargo Credit Agreement;

Exhibit 10.2

(b)    Indebtedness outstanding on the date hereof and listed on Schedule 5.12 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)    Support Obligations of any member of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder;

(d)    obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)    publicly issued or privately placed Funded Debt of the Borrower issued or placed after the Closing Date, provided that the final maturity thereof shall not be prior to the latest Termination Date hereunder;

(f)    Funded Debt of members of the Consolidated Group secured by mortgage liens, provided that, while an Event of Default exists, no additional Funded Debt of members of the Consolidated Group secured by mortgage liens shall be incurred;

(g)    unsecured inter-company Indebtedness between and among members of the Consolidated Group, provided that (i) the aggregate amount of such inter-company Indebtedness owing by Subsidiaries to the Borrower shall not exceed the aggregate principal amount of loans and investments permitted under Section 6.14 and (ii) any such Indebtedness under this subsection (g) owing by the Borrower shall be subordinated in writing to the Obligations on terms acceptable to the Administrative Agent; and

(h)    Indebtedness of the Borrower incurred through the issuance of short-term unsecured commercial paper notes in an aggregate principal amount at any one time outstanding that would not violate the covenants set forth in Section 6.16 hereof.

provided, that in the case of Indebtedness incurred under clauses (e) through (h), immediately after giving effect to the incurrence or assumption thereof on a pro forma basis, the Borrower and the other members of the Consolidated Group shall be in compliance with the terms of this Credit Agreement, including the financial covenants hereunder.

6.11    Transactions with Affiliates.

The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower), except in the ordinary course and pursuant to the reasonable requirements of the

Exhibit 10.2

Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate.

6.12    Use of Proceeds.

The Loans hereunder will be used (a) to finance the acquisition and development of healthcare real estate properties by the Borrower and its Subsidiaries, and (b) to finance the general corporate purposes of the Borrower and its Subsidiaries. No proceeds of any Loan will be used (x) to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of Regulations U, T or X. The Borrower will not request any Loan and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or to Borrower’s knowledge indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.13    Organization Documents.

Subject to changes, including any dissolutions permitted pursuant to this Credit Agreement: (a) the Borrower will not, nor will it permit any of its Subsidiaries to, amend its Organization Documents in any manner which could materially adversely affect the rights of the Lenders under the Credit Documents or their ability to enforce the same; and (b) the Borrower will not amend its Organization Documents in a manner which would permit a single shareholder (as determined for purposes hereof pursuant to the attribution provisions of Section 544 of the Internal Revenue Code as modified by Section 856 of the Internal Revenue Code) to own more than 30% of the outstanding stock in Borrower.

6.14    Investments.

The Borrower shall not make or permit to exist, nor shall it permit any of its Subsidiaries to make or permit to exist, any Investment except:

(a)    cash and Cash Equivalents;

(b)    Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)    Support Obligations permitted by Section 6.10(c);

(d)    Investments by members of the Consolidated Group existing on the Closing Date and identified on Schedule 5.14;

(e)    Investments by (i) members of the Consolidated Group that are Credit Parties in and to other members of the Consolidated Group that are Credit Parties, (ii) members of the Consolidated Group that are not Credit Parties in and to members of the Consolidated Group that are Credit Parties, (iii) members of the Consolidated Group that are not Credit Parties in and to other members of the Consolidated Group that are not Credit Parties, and (iv) members of the Consolidated

Exhibit 10.2

Group that are Credit Parties in and to members of the Consolidated Group that are not Credit Parties to the extent permitted by Section 6.08(b); and

(f)    Investments in and to unconsolidated joint ventures or other non-Subsidiary enterprises in the same or closely related lines of business in an aggregate amount of up to 15% of the book value of consolidated assets of the Consolidated Group.

In addition, the Borrower shall not, and shall not permit any of its Subsidiaries to, make or permit to exist Investments in, or otherwise own, the following items which would cause the aggregate value of such holdings of such Persons to exceed 20% of the book value of consolidated assets of the Consolidated Group at any time: (i) unimproved real estate; (ii) Capital Stock of Persons other than consolidated Subsidiaries and constituting Investments described in the immediately preceding clause (f); or (iii) Mortgage Receivables.

6.15    Repurchase, Retirement or Redemption of Capital Stock.

The Borrower will not, nor will it permit any of its Subsidiaries (other than its Wholly Owned Subsidiaries or the Specified Affiliates) to, repurchase, retire or redeem any of its capital stock; provided that (i) the Borrower may redeem its preferred stock, if any, with proceeds from the sale of its common stock and (ii) so long as no Event of Default shall then exist hereunder or would result therefrom, the Borrower may redeem its capital stock in an amount not to exceed $50,000,000 in the aggregate in any calendar year, as approved by the Board of Directors.

6.16    Financial Covenants.

The Borrower will not:

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than one time during the term of this Credit Agreement and (iv) such ratio is not greater than 65% at any time.

(b)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 30%; provided, however, that if such amount is greater than 30% but is not greater than 40%, then the Borrower shall be deemed to be in compliance with this subsection (b) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 30%, (ii) such ratio does not exceed 30% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (b) in reliance on this proviso more than one time during the term of this Credit Agreement and (iv) such ratio is not greater than 40% at any time.

(c)    Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (c) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first

Exhibit 10.2

exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (c) in reliance on this proviso more than one time during the term of this Credit Agreement and (iv) such ratio is not greater than 65% at any time.

(d)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.50:1.0.

(e)    Consolidated Unsecured Coverage Ratio. Permit the Consolidated Unsecured Coverage Ratio as of the end of any fiscal quarter to be less than 1.75:1.0.

(f)    [Reserved].

6.17    Specified Affiliates.

The Borrower will give the Administrative Agent prompt notice of any Subsidiary that to the Borrower’s knowledge becomes a Specified Affiliate subsequent to the Closing Date.

6.18    REIT Status.

The Borrower will continue to meet the requirements of Section 857(a) of the Internal Revenue Code and regulations thereunder.

6.19    Leases.

The Borrower will not modify or amend any lease where the Borrower is the lessor thereunder if such modification or amendment would have a Material Adverse Effect on the Borrower.

6.20    Favorable Treatment.

The Borrower will not permit its Subsidiaries to give any guaranty or pledge of collateral (other than in connection with financing as permitted under Section 6.10(f) hereof) in respect of any other Indebtedness, unless such Subsidiary shall also give an equal and ratable guaranty and pledge of collateral of the loans and obligations hereunder (in substantially the form attached as Exhibit 6.20 or such other form as may be reasonably acceptable to the Administrative Agent and the Required Lenders) and become a Subsidiary Guarantor hereunder, without prejudice to any Event of Default that may arise under Section 6.07.

6.21    Construction in Progress.

The Borrower and its Subsidiaries will not engage in construction projects in which the total project costs of all such concurrent construction projects exceed, in the aggregate at any one time, 15% of the book value of consolidated assets of the Borrower and its Subsidiaries (it being understood and agreed for purposes of this Section that a project shall be considered under construction until a certificate of occupancy therefor, an architect’s certificate of substantial completion or other similar certificate, shall have been issued).

6.22    Limitation on Certain Agreements.

The Borrower will not, nor will it permit its Subsidiaries to, enter into, assume or otherwise become subject to any agreement (i) restricting their ability to grant a lien on their property (except (x) with respect

Exhibit 10.2

to those properties which are the subject of mortgage financing permitted under Section 6.10(f) hereof, so long as such restrictions do not prohibit the granting of liens on any property other than the applicable property securing the Funded Debt permitted under Section 6.10(f)) and (y) the Wells Fargo Credit Agreement (so long as such agreement is not amended to include restrictions on encumbering assets that are more restrictive than those restrictions contained in the Credit Documents), or (ii) restricting the ability of the Subsidiaries to give a guaranty of the loans and obligations hereunder.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

7.01    Events of Default.

The occurrence of any of the following events shall constitute an event of default hereunder (individually, an “Event of Default” and collectively the “Events of Default”):

(a)    The Borrower shall fail to pay (i) when due any principal of any Loan (including any Prepayment Premium and any other payment required by Section 2.06(b)) or (ii) within five (5) days after the same shall become due, any interest on any Obligation or any fees or any other amount payable hereunder;

(b)    Default in the due performance or observance of any term, covenant or agreement contained in Section 6.01(f), 6.04 (solely with respect to the continued existence of the Borrower) or any of Section 6.07 through 6.22, inclusive;

(c)    The Borrower shall fail to observe or perform any covenant or agreement contained in any Credit Document (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of a responsible officer of the Borrower becoming aware of such failure or written notice of such failure shall have been given to the Borrower by the Administrative Agent;

(d)    Any representation, warranty, certification or statement made or deemed made by the Borrower in any Credit Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

(e)    The Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of any Indebtedness in an aggregate amount in excess of $20,000,000 when due or within any applicable grace period;

(f)    Any event or condition shall occur which would cause or permit the acceleration of the maturity of any Indebtedness of Borrower or any Material Subsidiary in an aggregate amount in excess of $20,000,000 or enables the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)    The Borrower or any Material Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or

Exhibit 10.2

taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)    An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Borrower or any Material Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i)    The Borrower or any Material Subsidiary of the Borrower shall admit in writing its inability to pay its debts as and when they fall due;

(j)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

(k)    An uninsured, final, unappealable judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days;

(l)    (i) The voting interests in any Specified Affiliate shall be held by a Person other than a director, officer or employee of the Borrower, (ii) the Borrower shall fail to own substantially all of the economic interest in any Specified Affiliate and the remainder of such economic interest shall be held by a Person other than directors, officers and/or employees or (iii) a Specified Affiliate shall engage in any of the actions or activities that are limited or restricted by Article VI hereof;

(m)    Except as to any Guarantor which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or consolidation permitted by Section 6.04, any guaranty of the loans and obligations hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty;

(n)    the occurrence of a Change of Control;

(o)    any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Credit Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Credit Document or the Fee Letter or any Credit Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof); or

Exhibit 10.2

(p)    an Event of Default under and as defined in the Wells Fargo Credit Agreement shall have occurred;

then, and in every such event, the Administrative Agent shall during the continuance of such Event of Default (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments if not already terminated, (ii) if requested by the Required Lenders, by notice to the Borrower declare the principal of, and all accrued interest on, the Loans and all other amounts payable by the Borrower hereunder to be, and such Loans and amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) take such other actions as are directed by the Required Lenders; provided that in the case of any Event of Acceleration, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Commitments, if not already terminated, shall automatically terminate and the principal of, and all accrued interest on, the Loans and all other amounts payable by the Borrower hereunder shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and provided further that the Administrative Agent may terminate the Commitments, if not already terminated, and declare the Loans and Obligations hereunder immediately due and payable without prior notice to or the consent of the Lenders where it determines such action is warranted and appropriate based on the facts and circumstances. Subject to the request or direction of the Required Lenders as provided above, the Administrative Agent shall have the exclusive right to enforce the remedies available under this Credit Agreement during the continuance of any Event of Default hereunder.

7.02    Application of Funds.

After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations (whether as a result of the exercise of the right of set off pursuant to Section 9.09 or otherwise) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Exhibit 10.2

ARTICLE VIII
ADMINISTRATIVE AGENT

8.01    Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Credit Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Credit Agreement or the Credit Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VI. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Credit Party or any other Affiliate of the Borrower, pursuant to this Credit Agreement or any other Credit Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Credit Agreement or any such other Credit Document. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Credit Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Credit Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Credit Agreement or any other Credit Document or applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Credit Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Credit Agreement or any of the other Credit Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

8.02    Wells Fargo as Lender.

Exhibit 10.2

Wells Fargo, as a Lender shall have the same rights and powers under this Credit Agreement and any other Credit Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Credit Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Credit Agreement or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Credit Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

8.03    Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Except for the amendments, consents or waivers that require the approval of specific Lenders or the Administrative Agent as set forth in clauses (a) through (f) of Section 9.01, unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent, approval or disapproval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Credit Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent, approval or disapproval.

8.04    Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also acting as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, the failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to this Credit Agreement. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

8.05    Administrative Agent’s Reliance.

Exhibit 10.2

Notwithstanding any other provisions of this Credit Agreement or any other Credit Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Credit Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Credit Party or any other Person in or in connection with this Credit Agreement or any other Credit Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Credit Agreement or any other Credit Document or the satisfaction of any conditions precedent under this Credit Agreement or any Credit Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or any other Credit Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Credit Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Credit Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Credit Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

8.06    Lender Credit Decision.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Credit Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Credit Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Credit Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Credit Parties, the other Subsidiaries and other Persons, its review of the Credit Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective

Exhibit 10.2

officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of the Credit Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Credit Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Credit Agreement or any of the other Credit Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Credit Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Credit Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

8.07    Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Credit Documents by giving at least 30 days prior written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as Administrative Agent by all of the Lenders (other than the Lender then acting as Administrative Agent) upon 30 days’ prior written notice if the Administrative Agent: (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such appointment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after receiving notice thereof. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or after such removal, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After any Administrative Agent’s resignation or removal hereunder

Exhibit 10.2

as Administrative Agent, the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Credit Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

8.08    Titled Agents.

Each of the Syndication Agents, the Documentation Agents and the Arrangers (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Credit Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

8.09    Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders, Required Tranche A Lenders, Required Tranche B Lenders or all of the Lenders, if expressly required hereunder shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Credit Percentage (determined as of the time that the applicable reimbursement is sought) of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Credit Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements

Exhibit 10.2

in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Credit Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

ARTICLE IX
MISCELLANEOUS

9.01    Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower and the other Credit Parties, as the case may be, and except as expressly provided herein below, the Required Lenders (or the Administrative Agent for and on behalf of the Required Lenders at their direction) and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)    no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefore without the consent of the Required Lenders) where the effect would be to:

(i)    extend or increase any Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 7.01 or otherwise), it being understood that the amendment or waiver of an Event of Default shall not be considered an increase in Commitments,

(ii)    waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder,

(iv)    change Section 2.17 or any other provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, or (C) the manner of reduction of commitments and committed amounts,

(v)    change any provision of this Section 9.01(a) or the definition of “Required Lenders”, “Required Tranche A Lenders”, “Required Tranche B Lenders” or any other

Exhibit 10.2

provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi)    release all or substantially all of the Guarantors, if any, from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(vii)    waive the terms of Section 2.06.(b) regarding payment of the prepayment premium;

(b)    Subject to the immediately preceding clause (a), any term of this Credit Agreement or of any other Credit Document relating solely to rights or obligations of the Tranche A Term Facility Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Credit Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Tranche A Lenders (and, in the case of an amendment to any Credit Document, the written consent of each Credit Party a party thereto);

(c)    Subject to the immediately preceding clause (a), any term of this Credit Agreement or of any other Credit Document relating solely to rights or obligations of the Tranche B Term Facility Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Credit Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Tranche B Lenders (and, in the case of an amendment to any Credit Document, the written consent of each Credit Party a party thereto);

(d)    unless also agreed to by the Administrative Agent, no such amendment, waiver or consent shall be effective without the written consent of the Administrative Agent where the effect would be to affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(e)    unless also agreed to by the Required Tranche A Lenders or Required Tranche B Lenders, as the case may be, no such amendment, waiver or consent shall amend, modify or waive Section 4.02 or any other provision of this Credit Agreement if the effect of such amendment, modification or waiver is to require the Lenders of such Class to make Loans when such Lenders of such Class would not otherwise be required to do so;

(f)    while any Incremental Term Loans remain outstanding, any term of this Credit Agreement or any other Credit Document relating to the rights or obligations of the Lenders holding such Incremental Term Loans not adverse to the rights of any Lender holding a Loan that is not an Incremental Term Loan, including any provision that becomes a part of this Credit Agreement solely as a result of an amendment to this Credit Agreement entered into in compliance with Section 2.16, may be amended, and the performance or observance thereof by any Credit Party or any of its Subsidiaries may be waived with the written consent of only such Lenders (and in the case of any such amendment to any Credit Document, the written consent of each Credit Party a party thereto), without the need to obtain the consent of any of the other Lenders;

Exhibit 10.2

(g)    notwithstanding the foregoing, the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Credit Documents to effectuate the terms of clauses (b)-(e) of Section 3.03;

and provided further, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that other than as provided in Section 9.15:

(A)    the Commitments of such Defaulting Lender may not be increased and the principal amount of the Loans of such Defaulting Lender may not be decreased, and

(B)    the rate of interest for such Defaulting Lender may not be decreased (except as expressly provided in clause (a)(iii) above) and the pro rata sharing and funding provisions referenced in clause (a)(iv) above may not be changed, in either case in a way that would affect the Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of such Defaulting Lender,

(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

9.02    Notices and Other Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or other form of electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

Exhibit 10.2

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Agent-Related Person; provided, however, that in no event shall the Administrative Agent or any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its

Exhibit 10.2

delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.03    No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) [intentionally omitted], (c) any Lender from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.04    Attorney Costs, Expenses and Taxes.

The Borrower agrees (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver,

Exhibit 10.2

consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent, each Arranger, and each Lender for all costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out‑of‑pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 9.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

9.05    Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless the Administrative Agent, each Agent‑Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys‑in‑fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any such claim, litigation, investigation or proceeding is brought by the Borrower, any of its Affiliates, any of its creditors, or any other third party (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect, special, incidental, consequential or punitive damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.06    Payments Set Aside.

Exhibit 10.2

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set‑off, and such payment or the proceeds of such set‑off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set‑off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

9.07    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan of a Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment of any Class or, if such Commitment is not then in effect, the principal outstanding balance of the Loan of such Class of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to

Exhibit 10.2

be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of such Class held by such assigning Lender or the outstanding principal balance of the Loan of such Class of such assigning Lender, as applicable, would be less than $2,500,000, then such assigning Lender shall assign the entire amount of its Commitment or Loan of such Class, as applicable, at the time owing to it; provided, further, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment of such Class assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)    [Intentionally Omitted]; and

(D)    [Intentionally Omitted].

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee Lender, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee Lender and such transferor Lender, as appropriate.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Exhibit 10.2

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans of any applicable Class in accordance with its Credit Percentage (determined assuming each Lender had funded its Loan in full). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that expect to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower

Exhibit 10.2

or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce such Lender’s rights under this Credit Agreement (subject to Section 9.03) and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States

Exhibit 10.2

of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

9.08    Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 9.15 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Confidential Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

9.09    Set‑off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, but in the case of a Lender or any Affiliate of a Lender, subject to receipt of the prior

Exhibit 10.2

written consent of the Required Lenders exercised in their sole discretion, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set‑off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

9.10    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11    Counterparts.

This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12    Integration; Effectiveness.

(a)    This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b)    Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Exhibit 10.2

9.13    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the making of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.14    Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15    [reserved].

9.16    GOVERNING LAW.

(a)    GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE

Exhibit 10.2

HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.17    WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18    No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any Credit Document, this Credit Agreement shall control.

9.19    USA PATRIOT Act Notice.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender hereunder may from time to time request, and the Borrower shall provide to such Lender, the Borrower’s

Exhibit 10.2

name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

9.20    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.21    Termination; Survival.

This Credit Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (B) none of the Lenders is obligated any longer under this Credit Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.01, 3.04, 3.05, 8.09, 9.04 and 9.05 and any other provision of this Credit Agreement and the other Credit Documents, and the provisions of Sections 9.03, 9.16 and 9.17, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Credit Agreement, or of the other Credit Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Credit Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Credit Agreement.

9.22    Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Exhibit 10.2

9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by applicable law, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

9.24    Effect of Existing Credit Agreement.

(a)    Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in Sections 4.01. and 4.02. of this Credit Agreement, this Credit Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Credit Agreement in all respects, in each case, on a prospective basis only.

(b)    NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS CREDIT AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS CREDIT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Exhibit 10.2

9.25    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Exhibit 10.2

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Term Loan Agreement to be duly executed as of the date first above written.

BORROWER:                    HEALTHCARE REALTY TRUST                         INCORPORATED, a Maryland corporation

By: /s/ B. Douglas Whitman II_____________
Name: B. Douglas Whitman II
Title: Senior Vice President, Finance and Treasurer

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:     /s/ Matthew Kuhn
Name: Matthew Kuhn
Title: Vice President

[Signatures Continued on Next Page]

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

PNC BANK, NATIONAL ASSOCIATION

By:     /s/ Lori Jensen
Name: Lori Jensen
Title: SVP

[Signatures Continued on Next Page]

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

U.S. BANK NATIONAL ASSOCIATION

By:     /s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

[Signatures Continued on Next Page]

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

BANK OF MONTREAL, as Lender

By:     /s/ Aaron Lanski
Name: Aaron Lanski
Title: Managing Director

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

FIFTH THIRD BANK, as Lender

By:     /s/ Vera B. McEvoy
Name: Vera B. McEvoy
Title: Director II

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

BRANCH BANKING AND TRUST COMPANY, as Lender

By:     /s/ Courtney W. Jones
Name: Courtney W. Jones
Title: Vice President

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

THE BANK OF NOVA SCOTIA, as Lender

By:     /s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Managing Director

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as Lender

By:     /s/ Cathy Wind
Name: Cathy Wind
Title: SVP

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

PINNACLE BANK, as Lender

By:     /s/ Todd Carter
Name: Todd Carter
Title: Senior Vice President

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as Lender

By:     /s/ Mitchell Vega
Name: Mitchell Vega
Title: Vice President

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

UNITED BANK, as Lender

By:     /s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

Exhibit 10.2

[Signature Page to Amended and Restated Term Loan Agreement with
Healthcare Realty Trust Incorporated]

FIRST FINANCIAL BANK, as Lender

By:     /s/ John E. Wilgus, II
Name: John E. Wilgus, II
Title: Senior Vice President

Exhibit 10.2

Schedule 2.01

LENDERS AND COMMITMENTS

Tranche A Facility

Lender	Tranche A Term Loans outstanding on the Closing Date	Tranche A Term Facility Committed Amount	Credit Percentage for Tranche A Term Loans
Wells Fargo Bank, National Association	$18,750,000.00	$6,250,000.00	12.500000000%
U.S. Bank National Association	$18,750,000.00	$6,250,000.00	12.500000000%
PNC Bank, National Association	$18,750,000.00	$6,250,000.00	12.500000000%
Bank of Montreal	$16,875,000.00	$5,625,000.00	11.250000000%
Fifth Third Bank	$16,875,000.00	$5,625,000.00	11.250000000%
Branch Banking and Trust Company	$15,000,000.00	$5,000,000.00	10.000000000%
The Bank of Nova Scotia	$11,250,000.00	$3,750,000.00	7.500000000%
First Tennessee Bank, National Association	$11,250,000.00	$3,750,000.00	7.500000000%
Pinnacle Bank	$9,000,000.00	$3,000,000.00	6.000000000%
Associated Bank, National Association	$6,750,000.00	$2,250,000.00	4.500000000%
United Bank	$6,750,000.00	$2,250,000.00	4.500000000%
Total:	$150,000,000.00	$50,000,000.00	100.000000000%

Tranche B Facility

Exhibit 10.2

Lender	Tranche B Term Facility Committed Amount	Credit Percentage for Tranche B Term Loans
Wells Fargo Bank, National Association	$18,500,000.00	12.333333330%
U.S. Bank National Association	$18,500,000.00	12.333333330%
PNC Bank, National Association	$18,500,000.00	12.333333330%
Bank of Montreal	$17,500,000.00	11.666666670%
Fifth Third Bank	$17,500,000.00	11.666666670%
Branch Banking and Trust Company	$10,000,000.00	6.666666667%
First Tennessee Bank, National Association	$14,500,000.00	9.666666667%
Pinnacle Bank	$10,000,000.00	6.666666667%
Associated Bank, National Association	$10,000,000.00	6.666666667%
United Bank	$7,500,000.00	5.000000000%
First Financial Bank	$7,500,000.00	5.000000000%
Total:	$150,000,000.00	100.000000000%